FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-26

BANK 2018-BNK13 - PUBLIC NEW ISSUE

**PUBLIC IO LAUNCH** $801.676MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
MORGAN STANLEY & CO. LLC
BOFA MERRILL LYNCH

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/S&P	SIZE($MM)	PROCEEDS($MM)	LAUNCH
X-A	AAA(sf)/AAAsf/AAA(sf)	627.886	~23.23	T+110

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$944,189,953
NUMBER OF LOANS:	62
NUMBER OF PROPERTIES:	80
WA CUT-OFF LTV:	54.4%
WA BALLOON LTV:	48.3%
WA U/W NCF DSCR:	2.28x
WA U/W NOI DEBT YIELD:	13.3%
WA MORTGAGE RATE:	4.557%
TOP TEN LOANS %:	57.2%
WA REM TERM TO MATURITY (MOS):	110
WA REM AMORTIZATION TERM (MOS):	299
WA SEASONING (MOS):	2

LOAN SELLERS:	MSMCH(31.7%), BANA(31.3%),
WFB(29.9%), NCB(7.1%)

TOP 3 PROPERTY TYPES:	OFFICE(37.7%), RETAIL(34.6%),
MULTIFAMILY(11.1%)

TOP 5 STATES:	NY(29.0%), CA(11.7%), FL(10.5%),
NV(7.2%), OH(5.9%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	TORCHLIGHT LOAN SERVICES, LLC AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	TORCHLIGHT INVESTORS, LLC

DOCUMENTS & TIMING
ANTICIPATED PRICING:	TODAY at 2pm
ANTICIPATED SETTLEMENT:	AUGUST 2, 2018

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

-------------------------------------------------------------------------------

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see:

https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.